Exhibit 99.1

NEWS RELEASE

UNITED REFINING ENERGY CORP. ANNOUNCES TERMINATION

OF CHAPARRAL ENERGY, INC. MERGER AGREEMENT

New York, NY – December 11, 2009 – United Refining Energy Corp. (the “Company”) (NYSE Amex: URX, URX-U, URX-WT) announced that the proposed business combination with Chaparral Energy, Inc. did not receive the stockholder vote required for approval despite the support of the Company’s warrantholders. The warrantholder proposal was approved by more than a majority in interest of the warrantholders. The Company will promptly notify the trustee to begin distributing proceeds from the trust account as soon as practicably possible.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the Company, Chaparral and the combined entity’s business after completion of the proposed transactions. Forward-looking statements are statements that are not historical facts. Such forward-looking statements, which are based upon the current beliefs and expectations of the management of the Company and Chaparral, are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements.

About United Refining Energy Corp.

The Company is a special purpose acquisition company formed in 2007 for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination, one or more businesses or assets in the energy industry. The Company’s initial public offering of units was consummated on December 17, 2007, raising net proceeds of approximately $464 million (which includes the proceeds of a private placement of 15,600,000 warrants for $15.6 million to its sponsor), of which approximately $449 million was placed in a trust account immediately following the IPO. Each unit is composed of one share of Company common stock and one warrant with an exercise price of $7.00. As of November 20, 2009, the Company held approximately $451.4 million (or approximately $10.03 per share) in a trust account maintained by an independent trustee, which will be released upon the consummation of the proposed transaction. For more information on the Company, please refer to SEC filings or visit www.urxny.com.

Contacts:

United Refining Energy Corp.

Investor inquiries:

Matthew Abenante

Capital Link, Inc.

212-661-7566

URX@CapitalLink.com

Website: www.urxny.com

Media inquiries:

Gerald McKelvey

Rubenstein Associates, Inc.

212-843-8013

gmckelvey@rubenstein.com

Chaparral Energy, Inc.

Investor inquiries:

Joe Evans, CFO

405-478-8770

joe.evans@chaparralenergy.com

Media inquiries:

Lisa Elliott

DRG&E

713-529-6600

lelliott@drg-e.com

2